Exhibit 5.1

November 15, 2017	Norton Rose Fulbright US LLP 98 San Jacinto Boulevard, Suite 1100 Austin, TX 78701-4255 United States Tel +1 512 474 5201 Fax +1 512 536 4598 nortonrosefulbright.com

CBTX, Inc.
9 Greenway Plaza, Suite 110
Houston, Texas 77046

Ladies and Gentlemen:

We have acted as special counsel to CBTX, Inc., a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 985,314 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, which may be issued pursuant to the Company’s CBTX, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”), the CBFH, Inc. 2014 Stock Option Plan (the “2014 Plan”), and the VB Texas, Inc. 2006 Stock Option Plan  (the “2006 Plan”, and together with the 2017 Plan and the 2014 Plan, the “Plans”) as described in the Company’s Registration Statement on Form S-8 (as may subsequently be amended, the “Registration Statement”).

In rendering the opinions set forth below, we have reviewed, examined, and relied upon: (i) the Plans; (ii) the Company’s First Amended and Restated Certificate of Formation and Second Amended and Restated Bylaws; (iii) resolutions of the Company’s Board of Directors (or any committee thereof) relating to the Registration Statement and the Plans; and (iv) such other certificates, statutes and other instruments and documents as we considered necessary or appropriate for purposes of rendering the opinions expressed in this letter. As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of officers and employees of the Company without further investigation as to the facts set forth in such certificates and communications. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth in this letter, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid, and non-assessable.

The foregoing opinions are limited in all respects to the to the applicable provisions of the laws of the State of Texas and the applicable federal laws of the United States of America, and we do not express any opinion as to the applicability or effect of the laws of any other jurisdiction.  We express no opinion as to any matter other than as set forth in this letter, and no other opinion may be inferred or implied.  Our opinion is given as of the date of this letter, and we undertake no, and disclaim any, obligation to advise you of any change in any matter set forth in this letter.

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CBTX, Inc.

November 15, 2017

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm wherever it appears in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP